KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TEXAS - February 15, 2007 - Kronos Worldwide, Inc. (NYSE: KRO) announced that its board of directors has declared a regular quarterly dividend of twenty five cents ($0.25) per share on its common stock, payable on March 26, 2007 to stockholders of record at the close of business on March 9, 2007.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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